Exhibit 10.2

FIRST LIEN GUARANTY AND COLLATERAL
AGREEMENT
DATED AS OF
JUNE 15, 2017
MADE BY
HORNBECK OFFSHORE SERVICES, INC.
AS PARENT BORROWER,

HORNBECK OFFSHORE SERVICES, LLC.
AS CO-BORROWER

AND
EACH OF THE OTHER OBLIGORS (AS DEFINED HEREIN)
IN FAVOR OF
WILMINGTON TRUST, NATIONAL ASSOCIATION,
AS COLLATERAL AGENT

i

ii

This FIRST LIEN GUARANTY AND COLLATERAL AGREEMENT (this “Agreement”) is dated as of June 15, 2017 and is made by Hornbeck Offshore Services, Inc., a Delaware corporation (“HOSI” or the “Parent Borrower”), Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Co-Borrower” and, together with the Parent Borrower, collectively, the “Borrowers” and each, a “Borrower”) and each of the signatories hereto other than the Collateral Agent as defined below (the Borrowers and each of the signatories hereto (other than the Collateral Agent (as defined below)), together with any other Restricted Subsidiary of the Parent Borrower that becomes a party hereto from time to time after the date hereof pursuant to an Assumption Agreement or otherwise, the “Obligors”), in favor of Wilmington Trust, National Association, as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), for the financial institutions (the “Lenders”) from time to time parties to the First Lien Term Loan Agreement dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders, the Collateral Agent and Wilmington Trust, National Association, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.The Borrowers have requested that the Lenders provide certain loans to the Borrowers pursuant to the Credit Agreement.
B.    The Lenders have agreed to make such loans subject to the terms and conditions of the Credit Agreement.
C.    It is a condition precedent to the obligation of the Lenders to make their respective Commitments to provide Loans to the Borrowers under the Credit Agreement that the Obligors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Lenders.
NOW, THEREFORE, in consideration of the premises herein and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Obligor hereby agrees with the Collateral Agent, for the ratable benefit of the Lenders, as follows:

ARTICLE I
Definitions
Section 1.01    Definitions.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement, and terms not otherwise defined herein but that are defined in the UCC on the date hereof shall have the meanings given them in the UCC when used herein in such context; provided that no UCC terms shall be deemed to include Excluded Assets.
(b)    The following terms have the following meanings:
“Account Control Agreement” means, with respect to any Deposit Account or Securities Account of any Obligor that is not an Excluded Account, and with respect to the Collateral Proceeds Account, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent and the Required Lenders among the applicable Obligor, the Collateral Agent and such other bank or banks governing such Deposit Account or Securities Account pursuant to which the security interest of the Collateral Agent in such Deposit Account and the assets deposited therein shall be perfected.
“Agreement” means this First Lien Guaranty and Collateral Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Assumption Agreement” has the meaning assigned such term in Section 9.13.
“Bankruptcy Code” means Title 11, United States Code, as amended from time to time.
“Borrower Obligations” means the collective reference to the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of the Borrowers and the Guarantors (including, without limitation, all Indebtedness) arising out of or outstanding or owing under, advanced or issued pursuant to, or evidenced by, the Guaranteed Documents, including, without limitation, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrowers and the Guarantors (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor (or that would accrue but for the commencement of such proceeding), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant to, or evidenced by, the Guaranteed Documents, whether on account of principal, interest, reimbursement obligations, payments in respect of an early termination date, any premium payable in respect of the Loans (including, without limitation, any such premium payable pursuant to Section 3.04(d) of the Credit Agreement), fees, indemnities, costs, expenses or otherwise (including, without limitation, all costs, fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Obligors pursuant to the terms of any Guaranteed Document).
“Collateral” has the meaning assigned such term in Section 3.01.
“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a bank or other financial institution. As of the Effective Date, the Deposit Accounts of the Obligors that are not Excluded Accounts are set forth on Schedule 4 hereto (the “Effective Date Deposit Accounts”).
“Effective Date Cash” means any cash, Cash Equivalents or similar investments held by the Parent Borrower or its Restricted Subsidiaries on the Effective Date.
“Effective Date Deposit Accounts” has the meaning assigned such term in the definition of Deposit Account.
“Excluded Accounts” means (i) those Deposit Accounts that are used exclusively for payroll, payroll taxes, workers compensation and employee benefits, or withholding, sales, use, value added or similar taxes, (ii) Deposit Accounts held in trust for a third party; provided that such accounts consist solely of funds set aside for such purpose, (iii) escrow accounts that have an overnight balance of which in the aggregate, together with the overnight balance of all such other escrow accounts excluded pursuant to this clause (iii), do not exceed $5,000,000, (iv) Deposit Accounts and Securities Accounts that exclusively hold the proceeds generated from Property that does not constitute Collateral (including cash receipts of any revenues generated from such Property), (v) those Deposit Accounts, Securities Accounts and Commodity Accounts that have an overnight balance of which in the aggregate, together with the overnight balance of all such other Deposit Accounts, Securities Accounts and Commodity Accounts excluded pursuant to this clause (v), do not exceed $5,000,000 and (vi) foreign Deposit Accounts, foreign Securities Accounts and foreign Commodity Accounts of the Obligors that have an overnight balance of which in the aggregate, together with the overnight balance of all such other foreign Deposit Accounts, foreign Securities Accounts and foreign Commodity Accounts excluded pursuant to this clause (vi), do not exceed $5,000,000. Notwithstanding the foregoing, in no event shall (x) any Effective Date Deposit Account, (y) the Collateral Proceeds Account or (z) any deposit account holding escrowed amounts in respect of the Specified Vessels constitute an Excluded Account.
“Excluded Assets” means (i) except in each case to the extent excluded from the definition of “Excluded Assets” pursuant to the following clause (ii)(X), (ii)(Y) or (ii)(Z), any Equity Interests held by any Obligor of any (1) Foreign Subsidiary Holding Company or (2) any Foreign Subsidiary, but in the case of any Foreign Subsidiary with assets greater than $50 million, only to the extent in excess of 65% of the voting Equity Interests in such Foreign Subsidiary, (ii) any other Equity Interests, other than (X)  to the extent any Obligor has made Investments of Vessel Collateral (or Specified Equity Interests if as a result of such Investment the Lien on the applicable Vessel Collateral would be required to be released pursuant to the Loan Documents) in any Person that is not an Obligor and has not consummated a Collateral Substitution Transaction in connection therewith in accordance with Section 8.14(b) of the Credit Agreement, either (1) 100% of the Equity Interests in such non-Obligor held by any Obligor, or (2) to the extent the applicable Obligor’s pledging of or granting a security interest in the Equity Interests held by it in such non-Obligor would result in a termination (or right of termination) of (other than any termination or right of termination in favor of the Parent Borrower or any of its Restricted Subsidiaries), or is prohibited or otherwise restricted by, any contractual obligation applicable to such Obligor or such Equity Interests (other than any such obligation in favor of the Parent Borrower or any of its Restricted Subsidiaries) or would require a consent from any third party (unless such consent has been received) (other than the Parent Borrower or any of its Restricted Subsidiaries) or would violate any applicable law, rule or regulation (in each case, except to the extent such termination, right of termination, prohibition, restriction, consent requirement or law, rule or regulation is unenforceable after giving effect to applicable provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions), or if the provision of such pledge by such Obligor at the time of such Investment is impractical (in the reasonable business judgment of the Parent Borrower), 100% of the Equity Interests of the Wholly-Owned Restricted Subsidiary of the Parent Borrower (which, for the avoidance of doubt, shall be an Obligor) which is the direct holder of the Equity Interests in such non-Obligor, (Y) any other Equity Interests acquired by any Borrower or any Restricted Subsidiary of the Parent Borrower using (1) any Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, or that otherwise constitute proceeds from any Asset Sale and (Z) any Equity Interests of an Applicable Subsidiary, (iii) motor vehicles, rail cars, Vessels, airplanes and other assets subject to certificates of title other than the Vessel Collateral, except for any of the foregoing acquired by any Borrower or any Restricted Subsidiary of the Parent Borrower using (1) Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, or that otherwise constitute proceeds from any Asset Sale, (iv) except in each case to the extent excluded from the definition of “Excluded Assets” pursuant to the preceding clause (ii)(X), (ii)(Y) or (ii)(Z), any Equity Interests held by any Obligor of any Person (other than a wholly-owned Subsidiary of the Parent Borrower) to the extent (and so long as) pledging or granting a security interest in such Equity Interest would result in a termination (or right of termination) of (other than any termination or right of termination in favor of the Parent Borrower or any of its Restricted Subsidiaries), or is prohibited or otherwise restricted by, any contractual obligation applicable to such Obligor or such Equity Interests (other than any such obligation in favor of the Parent Borrower or any of its Restricted Subsidiaries) or would require a consent from any third party (unless such consent has been received) (other than the Parent Borrower or any of its Restricted Subsidiaries) or would violate any applicable law, rule or regulation (in each case, except to the extent such termination, right of termination, prohibition, restriction, consent requirement or law, rule or regulation is unenforceable after giving effect to applicable provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions), (v) any assets (other than Vessel Collateral, Deposit Accounts and Securities Accounts) over which the pledging of or granting of security interests in such assets would result in a termination (or right of termination) of, or is prohibited or otherwise restricted by, an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (other than any such obligation in favor of the Parent Borrower or any of its Restricted Subsidiaries), would be prohibited by applicable law, rule or regulation (in each case, except to the extent such termination, right of termination, prohibition, restriction, consent requirement or law, rule or regulation is unenforceable after giving effect to applicable provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any Governmental Authority (unless such consent has been received) or would result in materially adverse tax consequences as reasonably determined in good faith by the Parent Borrower (after consultation with the Initial Lenders) in writing delivered to the Collateral Agent; provided that the Parent Borrower shall use commercially reasonable efforts to obtain any such required consent of a Governmental Authority, (vi) those assets with respect to which, in the reasonable judgment of the Parent Borrower (after consultation with the Initial Lenders), evidenced in writing, delivered to the Collateral Agent, the costs or other consequences of obtaining or perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (vii) any Letter of Credit Rights (other than to the extent a Lien thereon can be perfected by filing a customary financing statement), (viii) any right, title or interest in or under any permit, lease, license, contract or agreement to the extent, but only to the extent, that such a grant would violate the terms of applicable law or of such license, contract or agreement, or result in the termination of or a breach of the terms of, or constitute a default under, any such license, contract or agreement or if the contract or agreement in which such Lien is granted prohibits or requires the consent of any Person other than the Parent Borrower or any of its Restricted Subsidiaries as a condition to the creation of any other security interest on such equipment or asset (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including Title 11 of the United States Code) or principles of equity), (ix) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (x) any real property (owned or leased) that is not acquired by any Borrower or any Restricted Subsidiary of the Parent Borrower after the Effective Date using (1) Effective Date Cash (except to the extent the use of such Effective Date Cash is to make lease or other rental payments with respect to any unused real property), (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, or that otherwise constitute proceeds from any Asset Sale, (xi) any Excluded Accounts, (xii) any Property owned by any Subsidiary that is organized outside of the United States, except for any such Property that is acquired by the Parent Borrower or any of its Restricted Subsidiaries using (1) Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, or that otherwise constitute proceeds from any Asset Sale, (xiii) except in each case to the extent excluded from the definition of “Excluded Assets” pursuant to the preceding clause (ii)(X), (ii)(Y) or (ii)(Z), any assets of or Equity Interests in an Unrestricted Subsidiary, (xiv) any Inventory or Equipment (including spare parts) that is not installed for use aboard, or otherwise necessary for the operation of, Vessel Collateral whether on board or not (including equipment that is not owned by the Parent Borrower or any of its Restricted Subsidiaries and that is installed aboard any Vessel Collateral), in each case to the extent that such items may be used in connection with one or more of the Vessels that are not (and not required to be) Vessel Collateral, except for any such Inventory or Equipment that is acquired by the Parent Borrower or any of its Restricted Subsidiaries using (1) any Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, or that otherwise constitute proceeds from any Asset Sale, and (xv) any other assets or property not described in the foregoing clauses of this definition (other than Deposit Accounts and Securities Accounts) that do not arise from, are not required for use in connection with, and are not necessary for, the operation of the Vessel Collateral (whether or not the applicable Vessel Collateral is actually being used), except for any such assets or property that is acquired by the Parent Borrower or any of its Restricted Subsidiaries using (1) any Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, or that otherwise constitute proceeds from any Asset Sale; provided, however, that any Proceeds, products, substitutions or replacements of Excluded Assets shall not constitute Excluded Assets unless such Proceeds, products, substitutions or replacements would themselves constitute Excluded Assets.  Notwithstanding the foregoing, nothing in this definition of “Excluded Assets” shall affect the requirement in Section 8.14 of the Credit Agreement relating to the pledge of Equity Interests of certain Foreign Subsidiaries or guaranty thereof by such pledgor. For the avoidance of doubt, in no event shall any Vessel Collateral constitute Excluded Assets.
“Guaranteed Creditors” means the collective reference to the Administrative Agent, the Collateral Agent, the Lenders, each sub-agent appointed by any Agent pursuant to Section 11.05 of the Credit Agreement with respect to matters relating to the Loan Documents and the successors and permitted assigns of such Persons.
“Guaranteed Documents” means the collective reference to the Loan Documents and any other document made, delivered or given in connection with any of the Loan Documents.
“Guarantor Obligations” means with respect to any Guarantor, the collective reference to (a) the Borrower Obligations and (b) the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of such Guarantor of every kind or description, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant to, or evidenced by, any Guaranteed Document to which such Guarantor is a party, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Guaranteed Creditor under any Guaranteed Document).
“Guarantors” means the collective reference to each Obligor other than the Borrowers.
“Obligations” means: (a) in the case of each Borrower, the Borrower Obligations and (b) in the case of each Guarantor, its Guarantor Obligations, and collectively, the Borrower Obligations and the Guarantor Obligations as the context may require.
“Obligor Claims” has the meaning assigned to such term in Section 8.01.
“Obligors” has the meaning assigned to such term in the preamble.
“Perfection Certificate” means the Perfection Certificate dated the Effective Date executed and delivered by the Parent Borrower to the Collateral Agent.
“Pledge-Related Rights” means, collectively, (a) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of Pledged Collateral, (b) all rights and privileges of such Obligor with respect to the Pledged Collateral; provided that the Collateral Agent cannot exercise such rights and privileges unless an Event of Default has occurred and is continuing and (c) all Proceeds of any of the foregoing.
“Pledged Collateral” means, all of the Equity Interests listed on Schedule 5 hereto and all Pledge-Related Rights in respect thereof, together with any other Equity Interests of any Person that may be issued or granted to, or held by, any Obligor while this Agreement is in effect and that is required to be pledged hereunder pursuant to the terms of this Agreement or is pledged in accordance with the terms of the Credit Agreement and all Pledge-Related Rights in respect thereof, in each case, excluding any Excluded Assets.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(64) of the UCC.
“Specified Vessels” means the Vessels HOS Warhorse and HOS Wildhorse.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Guaranteed Creditors’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.
Section 1.02    Other Definitional Provisions. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to an Obligor refer to the Obligor’s Collateral or the relevant part thereof.
Section 1.03    Rules of Interpretation. Section 1.04 and Section 1.05 of the Credit Agreement are hereby incorporated herein by reference and shall apply to this Agreement, mutatis mutandis. All references herein to schedules shall be deemed to refer to such schedules as supplemented from time to time pursuant to an Assumption Agreement or otherwise in accordance with this Agreement.

ARTICLE II
Guarantee
Section 2.01    Guarantee.
(a)    Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the Guaranteed Creditors and each of their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment in cash and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.
(b)    Anything herein or in any other Guaranteed Document to the contrary notwithstanding, the Obligations of each Guarantor hereunder and under the other Guaranteed Documents shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or fraudulent conveyance for purposes of any Debtor Relief Law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder (after giving effect to the right of contribution established in Section 2.02).
(c)    Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this ARTICLE II or affecting the rights and remedies of any Guaranteed Creditor hereunder.
(d)    Each Guarantor agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this ARTICLE II shall remain in full force and effect until all the Borrower Obligations shall have been satisfied by payment in full in cash and all Commitments are terminated notwithstanding that from time to time during the term of the Credit Agreement, no Borrower Obligations may be outstanding.
(e)    No payment made by any Obligor, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from any Obligor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full in cash and all of the Commitments have expired or are terminated.
Section 2.02    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.03. The provisions of this Section 2.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Creditors, and each Guarantor shall remain liable to the Guaranteed Creditors for the full amount guaranteed by such Guarantor hereunder.
Section 2.03    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Guaranteed Creditor, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Creditor against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Guaranteed Creditor for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Creditors on account of the Borrower Obligations are irrevocably paid in full in cash and all of the Commitments have expired or are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been irrevocably paid in full in cash or any of the Commitments are in effect, such amount shall be held by such Guarantor in trust for the Guaranteed Creditors, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with Section 10.02(c) of the Credit Agreement.
Section 2.04    Amendments, Etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder, and such Guarantor’s obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation of rights against any Guarantor and without notice to, demand upon or further assent by any Guarantor (which notice, demand and assent requirements are hereby expressly waived by such Guarantor), (a) any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor or otherwise and any of the Borrower Obligations continued; (b) the Borrower Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, any Guaranteed Creditor; (c) any Guaranteed Document may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Creditors may deem advisable from time to time, subject to Section 12.02(b) of the Credit Agreement; (d) any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released; (e) any additional guarantors, makers or endorsers of the Borrower Obligations may from time to time be obligated on the Borrower Obligations or any additional security or collateral for the payment and performance of the Borrowers’ Obligations may from time to time secure the Borrower Obligations; (f) any change in applicable law, rule or regulation or any event affecting any term of the Borrower Obligations; and (g) any other event shall occur which constitutes a defense or release of sureties generally. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this ARTICLE II or any Property subject thereto.
Section 2.05    Waivers. Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Guaranteed Creditor upon the guarantee contained in this ARTICLE II or acceptance of the guarantee contained in this ARTICLE II; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this ARTICLE II and no notice of creation of the Borrower Obligations or any extension of credit already or hereafter contracted by or extended to the Borrowers need be given to any Guarantor; and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Guaranteed Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this ARTICLE II. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the Guarantors with respect to the Borrower Obligations.
Section 2.06    Guaranty Absolute and Unconditional.
(a)    Each Guarantor understands and agrees that the guarantee contained in this ARTICLE II is, and shall be construed as, a continuing, complete, absolute and unconditional guarantee of payment, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following:
(i)    the invalidity or unenforceability of any Guaranteed Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Creditor;

(ii)    any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Guaranteed Creditor;
(iii)    the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest therein) in or as a result of such proceeding;
(iv)    any sale, lease or transfer of any or all of the assets of any Borrower or any other Guarantor, or any changes in the shareholders of a Borrower or a Guarantor;
(v)    any change in the corporate existence (including its constitution, laws, rules, regulations or power), structure or ownership of any Obligor;
(vi)    the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Guarantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations;
(vii)    the absence of any attempt to collect the Obligations or any part of them from any Obligor;
(viii)     (A) any Guaranteed Creditor’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (B) any borrowing or grant of a Lien by any Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (C) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guaranteed Creditor’s claim (or claims) for repayment of the Obligations; (D) any use of cash collateral under Section 363 of the Bankruptcy Code; (E) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; (F) the avoidance of any Lien in favor of the Guaranteed Creditors or any of them for any reason; or (G) failure by any Guaranteed Creditor to file or enforce a claim against any Borrower or its estate in any bankruptcy or insolvency case or proceeding;
(ix)    any change in the time, manner or place of payment of, or in any other term of all or any of the Obligations; or

(x)    any other circumstance or act whatsoever, including any action or omission of the type described in Section 2.04 (with or without notice to or knowledge of any Borrower or such Guarantor), which constitutes, or might be construed to constitute, an equitable or legal discharge of such Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this ARTICLE II, in bankruptcy or in any other instance.
(b)    When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Creditor may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Creditor against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
Section 2.07    Reinstatement. The guarantee contained in this ARTICLE II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payments had not been made.
Section 2.08    Payments. Each Guarantor hereby guarantees that payments under this Article II will be paid to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, without set-off, deduction or counterclaim in dollars, in immediately available funds, at the offices of the Administrative Agent specified in Section 12.01 of the Credit Agreement. If acceleration of the time for payment of any Guarantor Obligation is stayed by reason of the insolvency or receivership of any Guarantor or otherwise, all Guarantor Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantors hereunder.

ARTICLE III
Grant of Security Interest and Pledge of Equity Interests
Section 3.01    Collateral. Each Obligor hereby pledges, assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Guaranteed Creditors, a security interest in all of the following Property now owned or at any time hereafter acquired by it or in which such Obligor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
(1)    all Accounts;
(2)    all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);
(3)    all Commercial Tort Claims;
(4)    all cash and Deposit Accounts;
(5)    all Documents;
(6)    all Fixtures;
(7)    all General Intangibles;
(8)    all Goods (including, without limitation, all Inventory and all Equipment);
(9)    all Instruments;
(10)    all Investment Property (including, without limitation, Commodity Accounts and Securities Accounts);
(11)    all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);
(12)    all Supporting Obligations;
(13)    all Pledged Collateral;
(14)    all books and records pertaining to the Collateral; and

(15)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding anything herein or in any other Loan Document to the contrary, the Collateral shall not include and the security interests granted hereunder shall not attach to any Excluded Asset.
None of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Assets.

ARTICLE IV
Representations and Warranties
To induce the Guaranteed Creditors to enter into the Guaranteed Documents and to induce the Lenders to make loans to the Borrowers thereunder, each Obligor hereby represents and warrants to the Collateral Agent and each Guaranteed Creditor that:
Section 4.01    Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Guarantor or to the Guaranteed Documents to which such Guarantor is a party are true and correct in all material respects, provided that (a) each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 4.01, be deemed to be a reference to such Guarantor’s knowledge, (b) any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any such qualification therein), and (c) to the extent any such representation and warranty is expressly limited to an earlier date, such representation and warranty shall be true and correct, as qualified, as of such specified earlier date.
Section 4.02    Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Guaranteed Creditors pursuant to this Agreement and as set forth in the following sentence, each Obligor has good title to its Collateral. Except for Permitted Liens and liens expressly permitted to exist under Section 1.08 of the Fleet Mortgage securing all or any part of the Obligations, the Collateral is free and clear of any and all Liens and the applicable Obligor has the power to transfer each item of the Collateral in which a Lien is granted by it hereunder, free and clear of any Lien. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Guaranteed Creditors, pursuant to this Agreement or the Security Instruments, and/or to evidence Permitted Liens.
Section 4.03    Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon the completion of the filings specified on Schedule 2 or the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control and the completion of all such other filings and required actions specified on Schedule 2 will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Guaranteed Creditors, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Obligors and any Persons purporting to purchase any Collateral from the Obligors and (b) are prior to all other Liens on the Collateral, subject only to Permitted Liens on such Collateral that are expressly permitted under the Credit Agreement to have equal or prior ranking on the Collateral (including any prior liens securing a Revolver Facility permitted under the terms of the Credit Agreement on accounts receivable, Proceeds thereof and other assets incidental to any such Revolver Facility) or are to be discharged on the Effective Date; subject, however, in each case with respect to Proceeds (other than Proceeds related to accounts receivable and other assets incidental to a Revolver Facility permitted under the terms of the Credit Agreement), to the provisions of Section 9-315 of the UCC.
Section 4.04    Obligor Information. As of the date hereof, the correct legal name of each Obligor, all names and trade names that each Obligor has used in the last five years, each Obligor’s jurisdiction of organization and each jurisdiction of organization of each Obligor over the last five years, organizational number, taxpayer identification number, and the location(s) of each Obligor’s chief executive office or sole place of business over the last five years are specified on Schedule 3.
Section 4.05    Benefit to the Guarantor. Each Borrower is a member of an affiliated group of companies that includes each Guarantor and each Borrower, and the other Guarantors are engaged in related businesses. Each Guarantor is an Affiliate of each Borrower and its guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of its business and the business of each other Guarantor and each Borrower.
Section 4.06    Perfection Certificate and Other Information Regarding Collateral. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Effective Date.

ARTICLE V
Covenants
Each Obligor covenants and agrees with the Collateral Agent and the Guaranteed Creditors that, from and after the Effective Date until the Borrower Obligations shall have been paid in full in cash and all of the Commitments shall have terminated:
Section 5.01    Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.
Section 5.02    Maintenance of Perfected Security Interest; Further Documentation.
(a)    The Obligors shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.03 and shall defend such security interest against the claims and demands of all Persons whomsoever except Permitted Liens; provided that, (i) with respect to Deposit Accounts, Securities Accounts and Commodity Accounts, in each case, that do not constitute Excluded Accounts, the Obligors shall establish Account Control Agreements with respect to such Deposit Accounts, Securities Accounts and Commodity Accounts as soon as commercially practicable and in any event within sixty (60) days after the later of (x) the date hereof and (y) the date that such Deposit Account, Securities Account or Commodity Account was opened or otherwise acquired by such Obligor ; provided that, the overnight balance in Deposit Accounts, Securities Accounts or Commodity Accounts referred to in clause (y) of this proviso over which there is not an Account Control Agreement shall not exceed, together with Deposit Accounts, Securities Accounts or Commodity Accounts excluded pursuant to clause (v) of the definition of “Excluded Accounts”, $10,000,000 and (ii) the Obligors shall cause any cash that is generated by, or otherwise arises from, Vessel Collateral or Accounts arising therefrom to be promptly deposited into a Deposit Account of an Obligor.
(b)    At any time and from time to time, upon the reasonable request of the Collateral Agent, the Obligors will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
(c)    At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Borrowers, the Obligors will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Agreement (including, without limitation, the perfection and Lien priority set forth herein) and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.
Section 5.03    Changes in Locations, Name, Etc. Each Obligor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Obligor maintains any Collateral or is organized. No Obligor will cause or permit any change in its (a) corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its Properties, (b) the location of its chief executive office or principal place of business, (c) its identity or form of organization or in the jurisdiction in which it is formed, (d) its jurisdiction of organization or its organizational identification number in such jurisdiction of organization or (e) its federal taxpayer identification number, unless, in each case, it shall have (i) notified the Collateral Agent in writing of such change at least five (5) Business Days after the effective date of such change (or such other time period agreed to in writing by the Collateral Agent), and (ii) taken, or caused to be taken, all action necessary and appropriate for the purpose of maintaining the perfection and priority of the Collateral Agent’s security interests under this Agreement. In any notice furnished pursuant to this Section 5.03, the Obligor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Collateral Agent’s security interest in the Collateral.
Section 5.04    Delivery of the Pledged Collateral. Each Obligor that has pledged Pledged Collateral hereunder agrees to deliver or cause to be delivered to the Collateral Agent any and all certificates evidencing Pledged Collateral, if any (accompanied by undated stock powers duly executed in blank and reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request) within (i) the timeframe required under Section 8.14 of the Credit Agreement and (ii) promptly (and in any event within 10 Business Days or such later date as the Required Lenders reasonably agree) after the acquisition of additional Equity Interests in respect of any Pledged Collateral. Each delivery of Pledged Collateral shall be accompanied by a schedule describing such Pledged Collateral, which schedule shall be attached hereto as Schedule 5 and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered. Each Obligor acknowledges and agrees that (i) solely to the extent any interest in any limited liability company or limited partnership controlled now or in the future by such Obligor (or by such Obligor and one or more other Obligors) that constitutes Pledged Collateral and is pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated and such certificate shall be delivered to the Collateral Agent in accordance with this Section 5.04 and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.

ARTICLE VI
Remedial Provisions
Section 6.01    Code and Other Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, on behalf of the Guaranteed Creditors, (i) may exercise, in addition to all other rights and remedies granted to them in this Agreement, the other Guaranteed Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law or otherwise available at law or equity and (ii) without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, notice of intent to accelerate, notice of acceleration advertisement or notice of any kind (except any notice required by law referred to below, which cannot be waived by law and any notice that is expressly required under this Agreement or any other Loan Document) to or upon any Obligor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, grant option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Guaranteed Creditor or elsewhere upon such terms and conditions as the Required Lenders may deem advisable and at such prices as the Required Lenders may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Guaranteed Creditor shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Obligor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Obligor further agrees, at the Collateral Agent’s request (acting at the written direction of the Required Lenders), to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent (acting at the written direction of the Required Lenders) shall reasonably select, whether at such Obligor’s premises or elsewhere. Any such sale or transfer by the Collateral Agent (acting at the written direction of the Required Lenders) either to itself or to any other Person shall be absolutely free from any claim of right by Obligor, including any equity or right of redemption, stay or appraisal which Obligor has or may have under any rule of law, regulation or statute now existing or hereafter adopted (and such Obligor hereby waives any rights it may have in respect thereof). Upon any such sale or transfer, the Collateral Agent (acting at the written direction of the Required Lenders) shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Collateral Agent (acting at the written direction of the Required Lenders) shall apply the net proceeds of any action taken by it pursuant to this Section 6.01, after deducting all reasonable fees, costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Guaranteed Creditors hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 10.02(c) of the Credit Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Collateral Agent account for the surplus, if any, to any Obligor. To the extent permitted by applicable law, each Obligor waives all claims, damages and demands it may acquire against the Collateral Agent or any Guaranteed Creditor arising out of the exercise by them of any rights hereunder, except where arising as a result of the Collateral Agent’s or any Guaranteed Creditor’s gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
(b)    In the event that the Collateral Agent (acting at the written direction of the Required Lenders) elects not to sell the Collateral, the Collateral Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner.
(c)    The Collateral Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.
Except when an Event of Default has occurred and is continuing, neither the Collateral Agent nor any Guaranteed Creditor shall contact or communicate with, or attempt to contact or communicate with any customer of any Obligor in connection with the Collateral except with the participation of a Responsible Officer of such Obligor.
Section 6.02    Waiver; Deficiency. To the fullest extent permitted by applicable law, each Obligor waives and agrees not to assert any rights or privileges which it may acquire under the UCC, except to the extent arising solely from the gross negligence or willful misconduct of the Collateral Agent; provided, however, that the Obligors do not waive any rights or privileges to notice or the opportunity to cure otherwise provided under the Loan Documents. Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Guaranteed Creditor to collect such deficiency. The officers, directors and managers, as applicable, of the Obligors shall in no event be personally liable for any such deficiency.

Section 6.03    Non-Judicial Enforcement. To the extent permitted by applicable law, the Collateral Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Obligor expressly waives any and all legal rights which might otherwise require the Collateral Agent to enforce its rights by judicial process.
Section 6.04    Pledged Collateral. (a) If an Event of Default shall have occurred and is continuing, (i) the Collateral Agent, on behalf of the Guaranteed Parties, shall have the right (in its sole and absolute discretion or at the direction of the Required Lenders) to hold the Pledged Collateral in the name of the applicable Obligor, endorsed or assigned in blank or in favor of the Collateral Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Obligor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Obligor and (ii) the Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.
(b)    Each Obligor recognizes that in light of certain restrictions and limitations under the Securities Act of 1933, as amended (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Collateral Agent has determined that such a registration is not required by any requirement of law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Notwithstanding the foregoing, the Collateral Agent may not engage in sale or sales to “Aliens,” as defined in the Parent Borrower’s Second Restated Certificate of Incorporation, that could result in the applicable Subsidiary of the Parent Borrower losing its status as a United States citizen within the meaning of Section 2 of the Shipping Act of 1916, as amended. Each Obligor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent and the other Guaranteed Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.

ARTICLE VII
The Collateral Agent
Section 7.01    Collateral Agent’s Appointment as Attorney-in-Fact, Etc.
(a)    Each Obligor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Obligor and in the name of such Obligor or in its own name, for the purposes of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish such purposes, and without limiting the generality of the foregoing, each Obligor hereby gives the Collateral Agent the power and right, on behalf of such Obligor, without notice to or assent by such Obligor, to do any or all of the following:
(i)    unless being disputed under Section 8.03 of the Credit Agreement, pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement or any other Loan Document and pay all or any part of the premiums therefor and the costs thereof;
(ii)     (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) in the name of such Obligor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due with respect to any Collateral and commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against such Obligor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Obligor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Guaranteed Creditors’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Obligor might do.

Anything in this Section 7.01(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.01(a) unless an Event of Default shall have occurred and be continuing and it has received written direction from the Required Lenders.
(b)    If any Obligor fails to perform or comply with any of its agreements contained herein within the applicable grace periods and as a result of such failure an Event of Default shall have occurred and be continuing under the Credit Agreement, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The fees and expenses (including legal fees and expenses) of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.01, together with interest thereon at a rate per annum equal to the Default Rate specified in Section 3.02(c) of the Credit Agreement, but in no event to exceed the Highest Lawful Rate, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Obligor, shall be payable by such Obligor to the Collateral Agent on demand.
(d)    Each Obligor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
Section 7.02    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar Property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Collateral Agent, any Guaranteed Creditor nor any of their Related Parties shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Guaranteed Creditors hereunder are solely to protect the Collateral Agent’s and the Guaranteed Creditors’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Guaranteed Creditor to exercise any such powers. The Collateral Agent and the Guaranteed Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Related Parties shall be responsible to any Obligor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

To the fullest extent permitted by applicable law, the Collateral Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations (except any notice or demand that is expressly required under this Agreement or any other Loan Document), or to take any steps necessary to preserve any rights against any Obligor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Obligor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Collateral Agent or any Guaranteed Creditor to proceed against any Obligor or other Person, exhaust any Collateral or enforce any other remedy which the Collateral Agent or any Guaranteed Creditor now has or may hereafter have against any Obligor or other Person.
Section 7.03    Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Obligor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Required Lenders reasonably determine appropriate to perfect the security interests of the Collateral Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Notwithstanding the foregoing, each Obligor acknowledges its obligation to file or record financing statements hereunder.
Section 7.04    Authority of Collateral Agent. Each Obligor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Guaranteed Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Obligors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Guaranteed Creditors with full and valid authority so to act or refrain from acting, and no Obligor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VIII
Subordination of Indebtedness
Section 8.01    Subordination of All Obligor Claims. As used herein, the term “Obligor Claims” shall mean all debts and obligations of any Borrower or any other Obligor to any Borrower or any Restricted Subsidiary of the Parent Borrower, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, no Obligor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Obligor Claims.
Section 8.02    Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Obligor, the Collateral Agent on behalf of the Collateral Agent and the Guaranteed Creditors shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Obligor Claims. Each Obligor hereby assigns such dividends and payments to the Collateral Agent for the benefit of the Collateral Agent and the Guaranteed Creditors for application against the Borrower Obligations as provided under Section 10.02(c) of the Credit Agreement. Should any Agent or Guaranteed Creditor receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Obligor, and which, as between such Obligors, shall constitute a credit upon the Obligor Claims, then upon payment in full in cash of the Borrower Obligations and the termination of all of the Commitments, the intended recipient shall become subrogated to the rights of the Collateral Agent and the Guaranteed Creditors to the extent that such payments to the Collateral Agent and the Lenders on the Obligor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Collateral Agent and the Guaranteed Creditors had not received dividends or payments upon the Obligor Claims.
Section 8.03    Payments Held in Trust. In the event that notwithstanding Section 8.01 and Section 8.02, any Obligor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Collateral Agent and the Guaranteed Creditors an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Collateral Agent, for the benefit of the Guaranteed Creditors; and each Obligor covenants promptly to pay the same to the Collateral Agent.

Section 8.04    Liens Subordinate. Each Obligor agrees that, until the Borrower Obligations are paid in full in cash and the termination of all of the Commitments, any Liens securing payment of the Obligor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Obligor, the Collateral Agent or any Guaranteed Creditor presently exist or are hereafter created or attach. Without the prior written consent of the Collateral Agent, no Obligor, during the period in which any of the Borrower Obligations are outstanding or the Commitments are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Obligor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.
Section 8.05    Notation of Records. Upon the request of the Initial Lenders, all promissory notes and all accounts receivable ledgers or other evidence of the Obligor Claims accepted by or held by any Obligor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE IX
Miscellaneous
Section 9.01    Waiver. No failure on the part of the Collateral Agent or any Guaranteed Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy or any abandonment or discontinuance of steps to enforce such right, power, privilege or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Agreement or any other Loan Document preclude or be construed as a waiver of any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.
Section 9.02    Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
Section 9.03    Payment of Expenses, Indemnities, Etc.
(a)    Each Guarantor, jointly and severally, agrees to pay or reimburse each Guaranteed Creditor for all out-of-pocket expenses incurred by such Person, including the fees, charges and disbursements of any counsel for the Collateral Agent or any Guaranteed Creditor, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including, without limitation, all costs and expenses incurred in collecting against such Guarantor under the guarantee contained in ARTICLE II or otherwise enforcing or preserving any rights under this Agreement and the other Guaranteed Documents to which such Guarantor is a party.
(b)    Each Guarantor, jointly and severally, agrees to pay, and to save the Guaranteed Creditors harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    Each Guarantor, jointly and severally, agrees to pay, and to save the Guaranteed Creditors harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent any Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement.

Section 9.04    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.
Section 9.05    Successors and Assigns. The provisions of this Agreement shall be binding upon the Obligors and their successors and assigns and shall inure to the benefit of the Collateral Agent and the Guaranteed Creditors and their respective successors and assigns; provided that except as set forth in Section 12.04(a) of the Credit Agreement, no Obligor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and the Lenders, and any such purported assignment, transfer or delegation shall be null and void.
Section 9.06    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered pursuant to this Agreement or any other Loan Document to which it is a party shall be considered to have been relied upon by the Collateral Agent, the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or removal of the Collateral Agent, the repayment of the Loans, the termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Guarantor Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Guarantor Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Collateral Agent’s and the Guaranteed Creditors’ Liens, security interests, rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect. In such event, each Guaranteed Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Collateral Agent and the Guaranteed Creditors to effect such reinstatement.

Section 9.07    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.
(b)    THIS AGREEMENT AND THE OTHER GUARANTEED DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    This Agreement shall become effective when it shall have been executed by the Collateral Agent and when the Collateral Agent shall have received and duly delivered counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, the Lenders and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.08    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.09    Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any obligations (of whatsoever kind) at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor owed to such Lender now or hereafter existing under this Agreement or any other Guaranteed Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Guaranteed Document and although such obligations may be unmatured; provided, however, that in no event shall the Collateral Agent or any Lender be entitled to exercise any such right of set-off in the Investment Accounts in connection with and as against the Indebtedness. The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.
Section 9.10    Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY ASSUMPTION AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT OR (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY

HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.10.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Acknowledgments. Each Obligor hereby acknowledges that:
(a)    neither the Collateral Agent nor any Guaranteed Creditor has any fiduciary relationship with or duty to any Obligor arising out of or in connection with this Agreement or any of the other Guaranteed Documents, and the relationship between the Obligors, on the one hand, and the Collateral Agent and Guaranteed Creditors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(b)    no joint venture is created hereby or by the other Guaranteed Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Creditors or among the Obligors and the Guaranteed Creditors.
(c)    Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Guaranteed Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Guaranteed Documents; that it has in fact read this Agreement and the other Guaranteed Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Guaranteed Documents and has received the advice of its attorney in the negotiation, execution and delivery of this Agreement and the Guaranteed Documents; and that it recognizes that certain of the terms of this Agreement and the Guaranteed Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE GUARANTEED DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 9.13    Additional Obligors. Each Guarantor that is required to become a party to this Agreement pursuant to Section 8.14 of the Credit Agreement and is not a signatory hereto shall become an Obligor for all purposes of this Agreement upon execution and delivery by such Guarantor of an Assumption Agreement substantially in the form of Annex I hereto (each, an “Assumption Agreement”) and shall thereafter have the same rights, benefits and obligations as an Obligor party hereto on the date hereof.
Section 9.14    Releases.
(a)    Release Upon Payment in Full. The grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall remain in full force and effect until the Collateral Agent has (i) retransferred and delivered all Collateral in its possession to the Obligors, and (ii) executed a written release or termination statement and reassigned to the Obligors without recourse or warranty any remaining Collateral and all rights conveyed hereby. At such time as the Borrower Obligations shall have been paid in full in cash and the Commitments have been terminated, the Collateral Agent, at the written request and expense of the Borrowers, will promptly release, reassign and transfer the Collateral to the Obligors and declare this Agreement to be of no further force or effect, subject to the reinstatement provisions set forth herein.
(b)    Partial Releases. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement to a Person that is not, and is not required to be, an Obligor or if such Collateral becomes an Excluded Asset, then the Collateral Agent, at the request and sole expense of such Obligor, shall promptly (but in any event within ten (10) Business Days of receipt by the Collateral Agent of a written notice from the Borrowers with respect to such disposition) execute and deliver to such Obligor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrowers, a Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement to a Person that is not, and is not required to be, an Obligor or if such Collateral becomes an Excluded Asset; provided that the Borrowers shall have delivered to the Collateral Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request of a Responsible Officer of the Borrowers for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Credit Agreement and the other Guaranteed Documents.
(c)    Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Collateral Agent or the Guaranteed Creditors hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Collateral Agent and the Guaranteed Creditors shall have applied payments (including, without limitation, collections from Collateral) toward the Obligations in the full amount then outstanding.
Section 9.15    Acceptance. Each Obligor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Collateral Agent and the Guaranteed Creditors being conclusively presumed by their request for this Agreement and delivery of the same to the Collateral Agent.
Section 9.16    Incorporation by Reference. The parties to this Agreement acknowledge that all of the rights, protections, immunities and powers, including, without limitation, the right to indemnification applicable to Wilmington Trust, National Association as Administrative Agent and Collateral Agent under the Credit Agreement are hereby incorporated by reference and shall be applicable to Wilmington Trust, National Association as Collateral Agent under this Agreement as if fully set forth herein.
Section 9.17    Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Collateral Agent acknowledges that the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, is subject to the provisions of any Revolver/Term Intercreditor Agreement and any Junior Lien Intercreditor Agreement, in each case to the extent in effect. In the event of a conflict or any inconsistency between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall prevail to the extent then in effect.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered to be effective as of the date first above written.

PARENT BORROWER:	HORNBECK OFFSHORE SERVICES, INC.
	By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and Chief
Financial Officer

CO-BORROWER:	HORNBECK OFFSHORE SERVICES, LLC
	By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and Chief
Financial Officer

[Signature Page – First Lien Guaranty and Collateral Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered to be effective as of the date first above written.

GUARANTORS:		HORNBECK OFFSHORE TRANSPORTATION, LLC
HOS-IV, LLC
HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC
HORNBECK OFFSHORE OPERATORS, LLC
ENERGY SERVICES PUERTO RICO, LLC
HORNBECK OFFSHORE INTERNATIONAL, LLC
HOS PORT, LLC
	By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and Chief
Financial Officer

[Signature Page – First Lien Guaranty and Collateral Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered to be effective as of the date first above written.

COLLATERAL AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION
	By:	/s/ Renee Kuhl
Name: Renee Kuhl
Title: Vice President

[Signature Page – First Lien Guaranty and Collateral Agreement]

Annex I
Assumption Agreement
ASSUMPTION AGREEMENT, dated as of [          ], 20[  ], made by [            ], a [          ] (the “Additional Obligor”), in favor of Wilmington Trust, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for the financial institutions (the “Lenders”) that are or may become parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S E T H:
WHEREAS, Hornbeck Offshore Services, Inc., a Delaware corporation (the “Parent Borrower”), Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Co-Borrower” and, together with the Parent Borrower, collectively, the “Borrowers”), the Collateral Agent and the Lenders have entered into a First Lien Term Loan Agreement, dated as of June 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, the Borrowers and certain of their Affiliates (other than the Additional Obligor) have entered into the First Lien Guaranty and Collateral Agreement, dated as of June 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Guaranteed Creditors;
WHEREAS, the Credit Agreement requires the Additional Obligor to become a party to the Guaranty and Collateral Agreement; and
WHEREAS, the Additional Obligor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1.     Guaranty and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 9.13 of the Guaranty and Collateral Agreement, hereby becomes a party to the Guaranty and Collateral Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder (including the guarantee of the “Guaranteed Obligations” as defined in the Guaranty and Collateral Agreement) and expressly grants to the Collateral Agent for the ratable benefit of the Guaranteed Creditors, a security interest in all Collateral now owned or at any time hereafter acquired by such Additional Obligor as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the “Obligations” as defined in the Guaranty and Collateral Agreement. Each reference to a “Obligor” in the Collateral Agreement shall be deemed to include the Additional Obligor. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 5 to the Guaranty and Collateral Agreement. The Additional Obligor hereby represents and warrants that, as they relate to the Additional Obligor, each of the representations and warranties contained in Article IV of the Guaranty and Collateral Agreement is true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2.    Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
3.    Loan Document. This Assumption Agreement shall constitute a Loan Document.
4.    Binding Effect. Except as expressly supplemented hereby, the Guaranty and Collateral Agreement as in effect immediately prior to the effectiveness of this Assumption Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL OBLIGOR]

By:
Name:
Title:

Schedule 1
NOTICE ADDRESSES OF OBLIGORS
All notices and other communications to be delivered to any Borrower or to any Obligor shall be delivered to them:
c/o Hornbeck Offshore Services, Inc.
Attn: James O. Harp, Jr., Executive Vice President and Chief Financial Officer
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433
Fax: (985) 727-2006

Schedule 1 - 1

Schedule 2
FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS
Filing of UCC-1 Financing Statements with respect to the Collateral with the Secretary of State of the State of Delaware.

Schedule 2 - 1

Schedule 3
LOCATION OF JURISDICTION OF ORGANIZATION
AND CHIEF EXECUTIVE OFFICE

Borrowers
Legal name:	Hornbeck Offshore Services, Inc.
Jurisdiction of organization:	Delaware
Organization number:	2757751
Taxpayer identification number:	72-1375844
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	Hornbeck Offshore Services, LLC
Jurisdiction of organization:	Delaware
Organization number:	2603868
Taxpayer identification number:	76-0497638
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Guarantors
Legal name:	HOS‑IV, LLC
Jurisdiction of organization:	Delaware
Organization number:	3664519
Taxpayer identification number:	72-1375844
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	Hornbeck Offshore Trinidad & Tobago, LLC
Jurisdiction of organization:	Delaware
Organization number:	3756721
Taxpayer identification number:	72-1375844
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	Hornbeck Offshore Operators, LLC
Jurisdiction of organization:	Delaware
Organization number:	2757747
Taxpayer identification number:	72-1375845

Schedule 3 - 1

Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	Hornbeck Offshore International, LLC
Jurisdiction of organization:	Delaware
Organization number:	3920301
Taxpayer identification number:	46-4191332
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	HOS Port, LLC
Jurisdiction of organization:	Delaware
Organization number:	4077391
Taxpayer identification number:	72-1375844
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	Energy Services Puerto Rico, LLC
Jurisdiction of organization:	Delaware
Organization number:	3469783
Taxpayer identification number:	72-1437129
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Legal name:	Hornbeck Offshore Transportation, LLC
Jurisdiction of organization:	Delaware
Organization number:	3469782
Taxpayer identification number:	72-1053262
Chief Executive Office:	103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433

Each Obligor hereby represents that it has not used a different name or trade name or changed its corporate structure (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) in the last five years.
Other than with respect to the creation and continued funding of various newly formed subsidiaries, the Borrowers have not acquired the equity interests of another entity or substantially all the assets of another entity within the past five years.

Schedule 3 - 2

The current chief executive office or sole place of business of the Borrowers, as set forth herein, has been the location of its respective chief executive office or sole place of business during the last five years.

Schedule 3 - 3

Schedule 4
EFFECTIVE DATE DEPOSIT ACCOUNTS

Holder/Pledgor	Institution	Account Number	Account Name
Hornbeck Offshore Services, LLC	Capital One NA	812519034	Hornbeck Offshore Services, LLC
Hornbeck Offshore Services, LLC	Capital One NA	2082103956	Hornbeck Offshore Services, LLC
Hornbeck Offshore Services, LLC	Whitney Bank	45971446	Hornbeck Offshore Services, LLC
Hornbeck Offshore Services, LLC	DNB Bank ASA	17744001	Hornbeck Offshore Services, LLC
Hornbeck Offshore Operators, LLC	Capital One NA	812519344	Hornbeck Offshore Operators, LLC

Schedule 4 - 1

Schedule 5
PLEDGED COLLATERAL

Issuer	Holder/Obligor	% of Outstanding Interest
Hornbeck Offshore Navegacao, Ltda.	Hornbeck Offshore International, LLC	65%

Schedule 5 - 1